Exhibit 99.1

November 11, 2013 09:00 ET

Air Industries Group, Inc. (the "Company" or "Air Industries") announces results for the third quarter and nine months ended September 30, 2013

BAY SHORE, NY --(Marketwired – November 11, 2013) – Air Industries Group, Inc. (NYSE MKT: AIRI)

Financial Results for the nine months ended September 30, 2013 and 2012:

For the nine months ended September 30, 2013, consolidated net sales were $45,016,000, a decrease of $(1,819,000) or (4%) compared to net sales of $46,835,000 for the prior year. Net sales at Air Industries Machining Corp were $25,528,000, a decrease of $(7,786,000), or (23%) from $33,314,000 for the prior year. Sales at Air Industries Machining have declined due to reductions in defense procurement. Net sales at Welding Metallurgy, Inc were $10,246,000, an increase of $317,000 or 3% from $9,929,000 for the prior year. Net sales at Nassau Tool Works were $9,242,000 compared to $3,592,000 for the period of June 20 through September 30, 2012. We completed the Nassau Tool Works (“NTW”) acquisition on June 20, 2012, and the financial results of its operations are included in our financial results from that day forward.

Net sales for the nine months ended September 30, 2013 and 2012 are summarized below:

(all amounts in 000's)	Nine Months Ended September 30,		versus prior year
Net Sales	2013	2012	in $	as a %
Air Industries Machining	$25,528	$33,314	$(7,786)	-23%
Welding Metallurgy Inc.	10,246	9,929	317	3%
Nassau Tool Works	9,242	3,592	5,650	n/m
Consolidated	$45,016	$46,835	$(1,819)	-4%

For the nine months ended September 30, 2013, consolidated operating income was $3,287,000, a decrease of $(1,063,000) or (24%) from $4,350,000 for the prior year. Consolidated income before tax was $2,163,000, a decrease of $(628,000) or (23%) from $2,791,000 in the prior year. Consolidated net income was $3,039,000, an increase of $1,284,000 or 73% compared with $1,755,000 for the prior year.

Diluted earnings per common share were $0.52, an increase of $0.12 or 30% compared with $0.40 for the prior year.

The results for the nine months ended September 30, 2013 and 2012 are summarized below:

(in 000's except per share data)
	Nine Months Ended September 30,		versus prior year
Consolidated:	2013	2012	in $	as a %
Operating Income	$3,287	$4,350	$(1,063)	-24%
Income before Tax	2,163	2,791	(628)	-23%
Net Income	3,039	1,755	1,284	73%
EPS - diluted	$0.52	$0.40	$0.12	30%

•
Consolidated Gross profit was $11,020,000, or 24% of sales for 2013 compared with $10,540,000 or approximately 23% of sales for 2012. For interim reporting periods, gross profit is estimated. As each of the Company’s subsidiaries has a different gross margin, variation in revenue of subsidiaries can affect consolidated gross margin.

•
Consolidated Operating costs were $7,733,000, an increase of $1,543,000 or 25% compared to $6,190,000 for the prior year. The increase results in part from the inclusion of approximately $1,300,000 of operating costs at NTW for the first nine months of 2013.

At September 30, 2013, the Company determined that it no longer needed to provide a valuation allowance on certain deferred tax assets. This was based upon the fact that management believes that due to the sustained profitability by the Company and the probability that such profitability will continue, the realizability of the net deferred tax assets is more likely than not to be realized.  As a result, income tax expense for the nine months was reduced by $1,625,000. For the nine months, income tax benefit totaled $876,000.

Financial Results for the three months ended September 30, 2013 and 2012:

For the three months ended September 30, 2013, consolidated net sales were $16,052,000, an increase of $494,000 or 3% compared to net sales of $15,558,000 for the prior year. Net sales at Air Industries Machining Corp were $9,863,000, an increase of $276,000 or 3% from $9,587,000 for the prior year. Net sales at Welding Metallurgy, Inc were $3,800,000, an increase of $909,000 or 31% from $2,891,000 for the prior year. Net sales at Nassau Tool Works were $2,389,000, a decrease of $(691,000) or (22%) compared to $3,080,000 for the prior year.

Net sales for the three months ended September 30, 2013 and 2012 are summarized below:

(all amounts in 000's)	Three Months Ended September 30,		versus prior year
Net Sales	2013	2012	in $	as a %
Air Industries Machining	$9,863	$9,587	$276	3%
Welding Metallurgy Inc.	3,800	2,891	909	31%
Nassau Tool Works	2,389	3,080	(691)	-22%
Consolidated	$16,052	$15,558	$494	3%

For the three months ended September 30, 2013 consolidated operating income was $1,031,000, a decrease of $(424,000) or (29%) from $1,455,000 for the prior year. Consolidated income before tax was $739,000, a decrease of $(262,000) or (26%) from $1,001,000 in the prior year. Consolidated net income was $2,534,000, an increase of $1,920,000 or 313% compared with $614,000 for the prior year.

Diluted earnings per common share were $0.43, an increase of $0.32 or approximately 291% compared with $0.11 for the prior year.

The results for the three months ended September 30, 2013 and 2012 are summarized below:

(in 000's except per share data)
	Three Months Ended September 30,		versus prior year
Consolidated:	2013	2012	in $	as a %
Operating Income	$1,031	$1,455	$(424)	-29%
Income before Tax	739	1,001	(262)	-26%
Net Income	2,534	614	1,920	313%
EPS - diluted	$0.43	$0.11	$0.32	291%

•	Consolidated Gross profit was $3,743,000, or approximately 23% of sales for 2013 compared with $3,834,000 or approximately 25% of sales for 2012.

•	Consolidated Operating costs were $2,712,000, an increase of $333,000 or 14% compared to $2,379,000 for the prior year.

At September 30, 2013, the Company determined that it no longer needed to provide a valuation allowance on certain deferred tax assets. This was based upon the fact that management believes that due to the sustained profitability by the Company and the probability that such profitability will continue, the realizability of the net deferred tax assets is more likely than not to be realized.  As a result, income tax expense for the three months was reduced by $1,625,000. For the three months, income tax benefit totaled $1,795,000.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries Group commented: “Air Industries business is heavily weighted towards military aerospace, the reduction in military procurement – commonly called Sequestration – is a fact in our business and will likely remain so for the foreseeable future.

“As a result our revenue, particularly at our Air Industries Machining subsidiary, has declined in 2013. This reduction began in the second half of 2012. For the third quarter of 2013, Air Industries Machining revenues have modestly increased both compared to the prior year and to the first two quarters of this year. We are also hopeful that Air Industries Machining revenues will increase in 2014. Our order backlog for 2014 is stronger today than it was last year at this time. We believe that the situation has stabilized, albeit at lower levels than we would like.

“We are responding by redoubling our marketing efforts with an increased focus on the commercial aerospace sector and searching for opportunities for accretive acquisitions that offer a strategic ’multiplier effect’ of adding additional capabilities which can then be marketed to existing and new customers.

“On November 4th we announced a $27 Million multi-year commercial aerospace contract. This contract win from a new customer and for a new commercial jet engine was very gratifying.

“On July 1st we acquired Decimal Industries whose operations will be consolidated into our Welding Metallurgy’s Hauppauge facility. And as previously announced on November 6th we acquired Miller Stuart Inc., a manufacturer of aerospace avionics, harness and cable assemblies, electronic equipment components whose customers include major aircraft manufacturers and the US Military. Miller Stuart will be operated as a separate subsidiary of Air Industries.”

As previously announce Air Industries will host a conference call on Tuesday, November 12, 2013 at 11:00a.m. Shareholders and other interested parties can participate by dialing in to the following numbers:

Toll Free (US & Canada)	888-438-5491
International Toll	719-457-2628

Access Code	86 79 788

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, its belief that the slowdown caused by the Sequester will reverse in the 2nd half of 2013, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances

Contact Information

Air Industries Group, Inc.
631.881.4913
ir@airindustriesgroup.com